Exhibit 21.1

Subsidiaries of Paltalk, Inc.

(As of March 2023)

Subsidiary	Jurisdiction of Incorporation
A.V.M. Software, Inc.	New York
ManyCam ULC	Canada
Paltalk Software, Inc.	Delaware
Paltalk Holdings, Inc.	Delaware
Tiny Acquisition, Inc.	New York
Camshare, Inc.	Delaware
Fire Talk, LLC	Delaware
Vumber, LLC	Delaware